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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                          (Amendment No.      5)
                                         ------

                      FIRST COMMUNITY FINANCIAL GROUP, INC.
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                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                      None
                     ----------------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.    None
          ----------

--------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                            Ken F. Parsons
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*  (See Instructions)         (b)  / /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

                          United States
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     224,493 SHARES (Includes 108,038 shares
 Owned by                         which could be acquired within 60 days by
 Each Reporting                   the exercise of stock options.)
 Person With

                             ---------------------------------------------------
                              (6) Shared Voting Power

                                  0 Shares
                             ---------------------------------------------------

                              (7) Sole Dispositive Power

                                  224,493 SHARES (Includes 108,038 shares
                                  which could be acquired within 60 days by
                                  the exercise of stock options.)
                             ---------------------------------------------------
                              (8) Shared Dispositive Power

                                  0 Shares
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

          224,493 SHARES
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                          ----
                          /_X_/
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(11) Percent of Class Represented by Amount in Row 9

                         10.31%
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(12) Type of Reporting Person*

                                         IN
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ITEM 1.

    (a)   Name of Issuer

                           FIRST COMMUNITY FINANCIAL GROUP, INC.
          ---------------------------------------------------------------------
    (b):  Address of Issuer's Principal Executive Offices

                           721 College Street SE
                           Lacey, WA 98503
                           P. O. Box 3800
                           Lacey,  WA  98509-3800
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing

                           Ken F. Parsons
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office

                           721 College Street SE
                           Lacey, WA 98503
                           P. O. Box 3800
                           Lacey,  WA  98509-3800
          ---------------------------------------------------------------------
    (c)   Citizenship

                           State of Washington, United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number

                           Not Applicable
          ---------------------------------------------------------------------
ITEM 3:   THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13D-1 (B) OR 13D-2,
          AND THEREFORE THIS ITEM IS NOT APPLICABLE.
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ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:

         224,493 shares
    ---------------------------------------------------------------------------
    (b) Percent of class:

        10.31%
    ---------------------------------------------------------------------------
    (c) Number of shares as to which such person has:

          (i) Sole power to vote or direct the vote:

                   224,493 Shares - Mr. Parsons
              -----------------------------------------------------------------
         (ii) Shared power to vote or direct the
              vote:

                             -0-
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of:

                   224,493 Shares - Mr. Parsons
              -----------------------------------------------------------------
       (iv)   Shared power to dispose or to direct
              the disposition of:

                             -0-
              -----------------------------------------------------------------


ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not Applicable

ITEM 6:  OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                           Not Applicable.

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10: CERTIFICATION

                           Not Applicable
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 7, 2000
------------------------------------
Date

 S/s Ken F. Parsons
------------------------------------
Signature

Ken F. Parsons, President and CEO
First Community Financial Group, Inc.